EXHIBIT 10.17

CONSULTING AGREEMENT

(the “Agreement”)

This Agreement is entered into as of July 9, 2013, by and between Pieris AG, Lise-Meitner-Strasse 30, 85354 Freising-Weihenstephan, Germany, represented by the Executive Board, this one being represented by its Chairman Stephen S. Yoder (hereinafter referred to as “Company”), and Claus Schalper, Kaiser-Ludwig-Platz 1, 80336 München, Germany (hereinafter referred to as “Consultant”) (“Company” and “Consultant” hereinafter referred to as the “Parties”). This Agreement commences after the termination of the Management Agreement of Claus Schalper (“Vorstands-Anstellungsvertrag”).

The Parties agree as follows:

1.	Engagement.

1.1 Until the termination of this Agreement pursuant to Section 8 below, the Company hereby engages Consultant, and Consultant hereby accepts non-exclusive engagement by the Company, to provide the services as mutually agreed by Consultant and the Company (collectively the “Services”). The Services shall particularly encompass support in financial management and driving business growth. Such activities will include, in particular, the management responsibility for the following:

a.	Administration;

b.	Accounting & Controlling;

c.	Audit;

d.	HR;

e.	Fundraising.

1.2 The Consultant’s responsibilities may, from time to time, be expanded by the Company to perform other assignments or assume further responsibilities to support the Company’s overall business objectives.

1.3 Consultant provides proof and report of the Services in a suitable form until the 10th day of the following month for the previous month together with an invoice.

1.4 The Consultant shall represent the Company internally and externally during the term of this Agreement. The Company shall authorize the Consultant accordingly and shall furnish the Consultant with all necessary technical means and office space in order for him to duly render the Services.

1.5 The Consultant may use the title “Chief Financial Officer (CFO)” of the Company in providing the Services.

2.	Time and Location of Services

2.1 The Consultant shall be free with regard to the manner in which he renders the Services and the timing of such Services. Consultant shall devote such time to the performance of the Services as reasonably required; however, Parties expect that the Servicers require an amount of up to 16 days man-days per month (each man-day lasting for 8 hours). The exact settlement shall take place on the basis of the man-days actually rendered in each month.

2.2 It shall be in the Consultant’s free discretion where to render the Services. However, with respect to the kind of Services to be rendered, Parties expect the Services to be rendered primarily at the premises of Pieris in Freising-Weihenstephan, Germany.

2.3 It is known to the Company that the Consultant renders services to other companies as well. In addition to the work under this Agreement, the Consultant shall be free to conclude other service agreements and to work for other principals as long as there is no conflict of interest.

3.	Remuneration.

3.1 In consideration for Consultant’s performance of the Services, Consultant shall receive a reimbursement in the amount of EUR 800.- per man-day. Remuneration will be due for payment upon invoicing, but shall be due the last calendar day of the month at the earliest. All services rendered by the Consultant under this Agreement, including on weekends or holidays, and any services rendered to affiliates of the Company shall be deemed to have been compensated in full by the aforementioned remuneration.

3.2 Upon submission of the respective receipts, the Company shall reimburse Consultant for necessary traveling and other expenses properly and reasonably incurred by him in the discharge of the Services, but only to the extent that they will comply with the internal policy for travel lodging expenses. Reimbursement may be calculated upon the Company’s discretion either by lump sum (subject to legal provisions) or according to the receipts presented by Consultant.

3.3 Unless otherwise expressly agreed upon in writing, the payment of any other gratuities, profit shares, premiums or other extra payments shall be on a voluntary basis, subject to the provision that even repeated payments without the reservation of voluntarity shall not create any legal claim for the Consultant, either in respect to their cause or their amount, either for the past or for the future.

3.4 All payments under this Section 3 shall only become due upon Company’s receipt of customary invoices (setting forth in particular the agreed remuneration plus applicable statutory value-added tax) which shall be provided by Consultant on a monthly basis.

4.        Assignment. Any claims by the Consultant against the Company for payment of remuneration according to Sec. 3 may not be pledged or assigned without the previous written consent of the Company. The assertion of any right of retention, right to refuse performance or set-off of claims with regard to any Company’s claim shall be excluded as far as permitted by applicable law.

5.	Confidential Information.

5.1 Consultant shall, during the period of this Agreement and at any time thereafter, keep secret any confidential information concerning the business, contractual arrangements, transactions or specific affairs of the Company or its affiliates and she will not use any such information for her own benefit or for the benefit of others. Such confidential information specifically includes, but is not limited to, Company’s (or its affiliates’) intellectual property, clientele, price lists, pricing methods, names of consultants, salary data, procedural/tactical approaches to areas of the business, strategic business decisions, and any other matters which may be considered confidential or proprietary to the Company.

5.2 During the term of this Agreement upon request and at the end of the term of this Agreement without request, Consultant shall return to the Company all Company property and any documentation in his possession which relates to the Company or to its affiliates, in particular all notes, memoranda, drawings, protocols, reports, files and other similar documentation (as well as copies or other reproductions thereof). Accordingly, the same applies to non-tangible information and material, for example computer programs or data stored on discs or the like. Consultant recognizes that the documentation referred to above is the sole property of the Company or its associated undertakings. Consultant has no right of retention over this documentation.

6.	Copyrights and other intellectual property rights

6.1 Consultant assigns to the Company the exclusive right of use and exploitation, unrestricted in time, territory and content, for all work output which is capable of copyright protection or of protection under trademark, registered design and/or utility model or any other intellectual property rights, which the Consultant produces during the term of this Agreement, insofar as they relate to his duties under this Agreement. The assignment of the use and exploitation rights includes the authorization to further revision and to the issue of licenses to third parties and is fully compensated for by the remuneration set out in Sec. 3 of this Agreement. Consultant expressly waives all other rights due to him as holder of copyright or other intellectual property rights in the work output, in particular the right to determining a name and to making work accessible. Consultant shall immediately give notice to Company of any invention created under this Agreement.

6.2 Consultant assures that the Services provided by him are free from rights, especially copyright or other commercial protection rights of third parties.

7.        Independent Contractor. In the performance of the Services, Consultant is and shall at all times act and perform as an independent contractor on the basis of a service agreement pursuant to Sec. 611 et. seqq. of the German Civil Code (“BGB”). Consultant understands that he is not an employee of the Company and shall not be considered as having employee status for any purpose. Consultant is responsible for his own federal and state income, social security, unemployment and disability taxes. Consultant shall timely report and pay all such taxes on the compensation paid by the Company hereunder.

8.	Term.

8.1 The term hereof shall commence on August 1, 2013, and shall be for an unlimited period of time, if not terminated by either of the Parties giving the other Party not less than 3 months prior notice in writing. The right of the Parties to terminate this Agreement for good cause without notice shall thereby remain unaffected. Any notice of termination must be in writing.

9.	Miscellaneous.

9.1 Modification. This Agreement embodies the entire agreement and understanding between the Parties hereto and supersedes all prior agreements and understandings, whether written or oral, with respect to the subject matter of this Agreement, unless expressly provided to the contrary in this Agreement. This Agreement may be amended only by a written instrument executed by the Parties hereto.

9.2 Severability. In case single provisions of this Agreement are or prove to be invalid or not enforceable or in case this Agreement should contain gaps, the binding force and effectiveness of the other provisions of this Agreement shall remain unaffected. The invalid or unenforceable provision shall be replaced by such provision(s) which the Parties would have foreseeably agreed upon had they had knowledge of the invalidity, unenforceability or the gap at the time of the signing of this Agreement. Should a provision be or prove to be invalid for the stipulated extent and scope of the respective obligation contained therein, the scope and extent of such obligation shall be adjusted to match the legally admissible extent and scope of obligation.

9.3 Governing Law; Venue. This Agreement and the rights and obligations of the Parties hereto shall be governed by and construed and enforced in accordance with the laws of the Federal Republic of Germany. The venue of any legal action concerning the enforcement or interpretation of this Agreement shall be brought in the state and federal courts located in Munich, Germany (Landgericht München 1).

9.4 Counterparts; Facsimile Copies. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. Facsimile copies hereof may be executed as originals.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COMPANY:		CONSULTANT:

By:	/s/ Stephen S. Yoder	/s/ Claus Schalper

Freising, 9 July 2013

Claus Schalper, Kaiser-Ludwig-Platz 1, 80336 Mŭnchen

For Delivery / Mail

Dr. Hans Küpper

Chairman of the Advisory Board of Pieris AG

17. July 2013

Subject: Resignation from Office as Vorstand

Dear Dr. Küpper,

I, Claus Schalper, resign as Vorstand, or management, of Pieris AG, effective July 31, 2013.

Sincerely,

/s/ Claus Schalper

Claus Schalper